EMERGENT CAPITAL, INC. as
Issuer
and
WILMINGTON TRUST, NATIONAL ASSOCIATION, as
Indenture Trustee
First Supplemental Indenture
Dated as of ______________, 2017
to
Indenture
Dated as of March 11, 2016

1
NY12532:449313.5
4844-8958-5728.2

FIRST SUPPLEMENTAL INDENTURE, dated as of _________________, 2017 (the “First Supplemental Indenture”), among EMERGENT CAPITAL, INC., a corporation duly organized and existing under the laws of the State of Florida (herein called the “Issuer”), having its principal office at 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as Indenture Trustee (solely in such capacity, the “Indenture Trustee”).
RECITALS OF THE ISSUER
The Issuer and the Indenture Trustee are parties to that certain Indenture dated as of March 11, 2016 (the “Indenture”), providing for the issuance of the Issuer’s 15.0% senior secured notes due September 14, 2018.
Section 8.02(a) of the Indenture provides that, with the written consent of the Required Holders, the Issuer and the Indenture Trustee may enter into an indenture supplemental to amend certain provisions of the Indenture.
All the conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.
NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Notes, as follows:
Article I
RELATION TO INDENTURE; DEFINITIONS
Section 1.1.    Relation to Indenture. This First Supplemental Indenture constitutes an integral part of the Indenture.
Section 1.2.    Definitions. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this First Supplemental Indenture.
ARTICLE II
AMENDMENTS

Section 2.1.    Definition of Permitted Indebtedness. The definition of “Permitted Indebtedness” set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:
“Permitted Indebtedness” means
(i) the Notes;
(ii) Indebtedness existing on the Initial Issue Date;
(iii) Indebtedness now or hereafter incurred under the Credit Facilities;
(iv) Permitted Refinancing Indebtedness; and
(v) all 8.50% Senior Unsecured Convertible Notes (the “Convertible Notes”) issued by the Issuer under the Indenture dated February 21, 2014 between the Issuer, as issuer, and U.S. Bank National Association, as trustee (the “Convertible Note Indenture”), after February 14, 2017 in lieu of a cash payment of interest due to the holders of the Convertible Notes.
Section 2.2.    Amendment to Section 4.07. Section 4.07 of the Indenture is hereby amended to add the following additional paragraph to the end of Section 4.07:
(e) The Issuer shall not increase the interest rate payable on the Convertible Notes.
ARTICLE III
MISCELLANEOUS PROVISIONS
Section 3.1.    Ratification of Indenture. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.
Section 3.2.    Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 3.3.    Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.
EMERGENT CAPITAL, INC.

By:_______________________________
Name:
Title:

WILMINGTON TRUST NATIONAL ASSOCIATION,
solely as Indenture Trustee and not in its
    individual capacity

By:_______________________________
Name:
Title: